EX-FILING FEES

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate offering amount of the securities to which the prospectus relates is $1,556,000. The prospectus is a final prospectus for the related offering.